                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       CORN PRODUCTS INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                        FOR THE SIX                           FOR THE YEARS ENDED DECEMBER 31,
(IN MILLIONS)                             MONTHS
                                          ENDED
                                         JUNE 30,
                                           2000          1999          1998         1997         1996         1995          1994
                                        -----------     ------        ------       ------       ------       -------       -------
*Income before special charges,
income taxes and minority equity:          $ 71.0*      $127.0        $ 71.0       $ 20.0*      $ 37.0       $ 186.0*      $ 188.0*
Fixed charges                                33.7         47.3          24.0         34.4         38.0          34.7          26.6
Capitalized interest                         (4.4)        (6.3)         (3.7)        (3.3)        (8.1)         (2.9)         (2.0)
                                           ------       ------        ------       ------       ------       -------       -------
                                           $100.3       $168.0        $ 91.3       $ 51.1       $ 66.9       $ 217.8       $ 212.7
                                           ======       ======        ======       ======       ======       =======       =======
RATIO OF EARNINGS TO FIXED
     CHARGES                                 2.98         3.55          3.81         1.49         1.76          6.27          7.98
                                           ======       ======        ======       ======       ======       =======       =======
FIXED CHARGES:
Interest expense on debt                   $ 32.8       $ 45.8        $ 22.5       $ 32.9       $ 37.0       $  34.0       $  26.0
Amortization of discount on debt              0.1           --            --           --           --            --            --
Interest portion of rental expense
     on operating leases                      0.8          1.5           1.5          1.5          1.0           0.7           0.6
                                           ------       ------        ------       ------       ------       -------       -------
Total                                      $ 33.7       $ 47.3        $ 24.0       $ 34.4       $ 38.0       $  34.7       $  26.6
                                           ======       ======        ======       ======       ======       =======       =======

Income before income taxes and
minority equity                            $ 51.0       $127.0        $ 71.0       ($89.0)      $ 37.0       $ 223.0       $ 169.0
Special charges                              20.0          0.0           0.0        109.0          0.0         (37.0)         19.0
                                           ------       ------        ------       ------       ------       -------       -------
Adj. Income                                $ 71.0       $127.0        $ 71.0       $ 20.0       $ 37.0       $ 186.0       $ 188.0
                                           ======       ======        ======       ======       ======       =======       =======

* - Income before special charges, income taxes and minority equity does not include extraordinary charges, restructuring and spin-off costs